Exhibit 5.1

May 26, 2023

SKYX Platforms Corp.

2855 W. McNab Road

Pompano Beach, Florida 33069

Ladies and Gentlemen:

We have acted as counsel to SKYX Platforms Corp., a Florida corporation (the “Company”), in connection with the issuance and sale by the Company of shares of its common stock, no par value per share (the “Common Stock”), having an aggregate offering price of up to $20,000,000 (the “Shares”), to be issued from time to time, pursuant to the Registration Statement on Form S-3 (File No. 333-271698) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 5, 2023 (the “Registration Statement”), including the base prospectus contained therein (the “Base Prospectus”), and the prospectus supplement, dated May 26, 2023 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the Securities Act. The Shares are to be offered and sold by the Company in accordance with that certain Sales Agreement, dated May 26, 2023, by and between the Company and The Benchmark Company, LLC (the “Sales Agreement”), as described in the Prospectus.

In rendering this opinion, we have examined copies of (a) the Company’s Articles of Incorporation, as amended, and Second Amended and Restated By-Laws, each in the form filed as exhibits with the Commission, (b) the Registration Statement, (c) the Prospectus, (d) the Sales Agreement, and (e) such other records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties (other than the Company as to the Sales Agreement) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof. In providing this opinion, we have further relied as to certain matters on information obtained from public officials and officers of the Company.

In rendering the following opinion, we have further assumed that, upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Articles of Incorporation, as amended.

As a result of and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Sales Agreement have been duly authorized for issuance, and upon the issuance and delivery of the Shares against payment of the consideration therefor (not less than par value) in accordance with the terms of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the Business Corporation Act of the State of Florida, as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement, and to being named under the caption “Legal Matters” contained in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine

Thompson Hine LLP